UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2016

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nxt-ID, Inc.

285 North Drive

Suite D

Melbourne, FL 32934

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 266-2103

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01     Entry into a Material Definitive Agreement

As previously disclosed on Current Report to Form 8-K filed by Nxt-ID, Inc. (the “Company”) on May 20, 2016, on May 17, 2016, the Company entered into an Interest Purchase Agreement (the “Interest Purchase Agreement”) with LogicMark, LLC (“LogicMark”) and the holders of all of the membership interests (the “Interests”) of LogicMark (the “Sellers”), pursuant to which the Company will acquire all of the Interests from the Sellers (the “Transaction”).

On July 7, 2016, the Company and the Sellers entered into a First Amendment to Interest Purchase Agreement and Warrants (the “Amendment”), whereby the Company and the Sellers agreed to extend the termination date of the Offering from June 30, 2016 to July 22, 2016.

Additionally, upon signing the Interest Purchase Agreement the Company issued warrants (the “Warrants”) to the Sellers to acquire an aggregate of up to $600,000 of shares (1,574,803 shares) of the Company’s common stock for no additional consideration. The Warrants were originally only exercisable if the Transaction did not close by June 30, 2016. Pursuant to the Amendment, the Warrants are now exercisable either (i) on July 22, 2016, if the Transaction does not close by that date or (ii) on the closing date of the Transaction.

The foregoing description of the terms of the Amendment is qualified in its entirety by reference to the provisions of the document filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”), which is incorporated by reference herein.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On June 30, 2016, the “Company filed an amendment (the “Preferred Stock Amendment”) to the Certificate of Designation of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) with the Secretary of State of the State of Delaware. Among other changes, the Preferred Stock Amendment added language stating that no redemptions as contemplated in the Series A Preferred Stock would be payable in cash. The Preferred Stock Amendment was approved by holders of a majority of the outstanding shares of the Series A Preferred Stock.

A copy of the Preferred Stock Amendment is attached hereto as Exhibit 3.1 to this Report.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to Certificate of Designation for Series A Convertible Preferred Stock

10.1	First Amendment to Interest Purchase Agreement and Warrants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2016	NXT-ID, INC.

	By:	/s/ Gino M. Pereira
Name: Gino M. Pereira Title: Chief Executive Officer